===========================================================================
                          SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )
                                           -----


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                                ALRENCO, INC.
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant))

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

          ---------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------

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


                          ALRENCO, INC.



                      --------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON MAY 14, 1997
                      --------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ALRENCO, INC. (the "Company") will be held at The Jefferson Club, 2900 Citizens Plaza, 500 West Jefferson Street, Louisville, Kentucky, on Wednesday, May 14, 1997 at 10:00 A.M. (Eastern Daylight Savings Time), for the following purposes:

     (1)  To elect one director for a term expiring in 2000;

     (2) To ratify the selection of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 28, 1997 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than September 11, 1997, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

                              By Order of the Board of Directors


                              WILLIAM R. HAESELEY, SECRETARY

1736 East Main Street
New Albany, Indiana  47150
April 11, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                          ALRENCO, INC.
                      1736 EAST MAIN STREET
                   NEW ALBANY, INDIANA  47150

                         ---------------

                         PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alrenco, Inc., an Indiana corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Savings Time), on Wednesday, May 14, 1997, at The Jefferson Club, 2900 Citizens Plaza, 500 West Jefferson Street, Louisville, Kentucky, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

     Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for the nominee for election as a director and for the ratification of independent auditors for the 1997 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

     The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for the nominee for director. A shareholder may also abstain from voting on the proposal to ratify the selection of independent auditors for the 1997 fiscal year. Votes withheld from the election of the nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Only shareholders of record at the close of business on March 28, 1997 are entitled to vote at the Annual Meeting or any adjournments within 120 days thereof. As of March 28, 1997, there were 6,076,892 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

     The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

     This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 11, 1997.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding those persons known to management of the Company to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock and the ownership of such Common Stock by all directors and officers of the Company as a group:

                                 AMOUNT AND NATURE      PERCENT
                                   OF BENEFICIAL          OF
   NAME AND ADDRESS             OWNERSHIP (1)(2)(3)    CLASS (1)
   ----------------             -------------------    ---------

Michael D. Walts .............     2,160,000             35.5%
1736 East Main Street
New Albany, Indiana  47150

Delaware Management Holdings,
  Inc. .......................       541,300(4)           8.9%
2005 Market Street
Philadelphia, Pennsylvania 19103

OppenheimerFunds, Inc. .......       352,000(5)           5.8%
Two World Trade Center, Suite 3400
New York, New York  10048

All directors and officers
  as a group (6 persons)......     2,309,939(6)          37.8%

---------------

(1) The table reflects share ownership and the percentage of such share ownership as of March 28, 1997.

(2) Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3) Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4) Based upon a Schedule 13G filed on February 12, 1997, with the Securities and Exchange Commission by Delaware
     Management Holdings, Inc. Includes 7,250 shares held with sole voting power and no shares held with shared voting power.

(5) Based upon an amended Schedule 13G filed on January 8, 1997, with the Securities and Exchange Commission by OppenheimerFunds, Inc. Includes no shares held with either sole or shared voting power. All shares are held with shared investment power.

(6) Includes 40,624 shares subject to outstanding stock options under the Company's Stock Incentive Plan which are presently exercisable. Also includes 105,000 shares of restricted stock awarded pursuant to such Plan. See "Executive
     Compensation - Stock Incentive Plan."

     See "Election of Directors" below for share ownership information with respect to the nominee for election as director and continuing directors.

                 ITEM I.  ELECTION OF DIRECTORS

     The number of directors of the Company is currently fixed at seven. All of the current directors except Michael D. Walts were first elected to the Board of Directors in October 1995. The Company's Articles of Incorporation provide that the Company's Board of Directors shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board is presently composed of two Class I directors, one Class II director and three Class III directors, whose terms will expire upon the election and qualification of directors at the annual meetings of shareholders held following the fiscal years ending December 31, 1998, 1996 and 1997, respectively. At each annual meeting of shareholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. One vacancy currently exists in Class II as a result of the resignation of Michael D. Walts, Jr. in February 1997. In accordance with the Bylaws of the Company, that vacancy may be filled by a vote of the remaining directors then in office. The nominee for election as a Class II director whose current term expires at the 1997 Annual Meeting is Donald E. Groot. If elected, Mr. Groot will hold office for a three-year term expiring in 2000 and until his successor has been elected and qualified.

     Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the one nominee receiving the greatest number of votes for Class II director will be deemed elected a director. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the one nominee for Class II director. In the event that the nominee becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that the nominee will be unwilling or unable to serve if elected.

     The following table contains certain information regarding the nominee for election as a director at this year's annual meeting and each continuing director. Each of these individuals has furnished the respective information shown. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of Common Stock owned by him.

                                                 Shares of Common Stock
                                                  Beneficially Owned as
      Name and               Year First             of March 28, 1997
Principal Occupation           Became     ------------------------------------
  or Employment         Age   Director    Number of Shares    Percent of Class
--------------------    ---  ----------   ----------------    ----------------

Nominee for Director

CLASS II
(TERM EXPIRING IN 2000)

Donald E. Groot ....... 40      1995           6,000(1)               *
 Partner, Welenken
 Himmelfarb & Co.,
 Accountants

                                                 Shares of Common Stock
                                                  Beneficially Owned as
      Name and               Year First             of March 28, 1997
Principal Occupation           Became     ------------------------------------
  or Employment         Age   Director    Number of Shares    Percent of Class
--------------------    ---  ----------   ----------------    ----------------

CONTINUING DIRECTORS

CLASS III
(TERM EXPIRING IN 1998)

Robert W. Lanum ....... 60      1995           8,315(1)               *
 Partner, Stites &
 Harbison, Attorneys

Raymond C. Holladay ... 51      1995          70,000(2)              1.2%
 Executive Vice President and
 Chief Operating Officer

Michael D. Walts ...... 56      1980       2,160,000                35.5%
 Chairman of the Board
 and President


CLASS I
(TERM EXPIRING IN 1999)

W. Barrett Nichols .... 47      1995           6,000(1)               *
 President, Mesa Food
 Products, Inc.

Theodore H. Wilson .... 51      1995          59,624(3)               *
 Executive Vice President
 and Chief Financial Officer

---------------

*   Less than 1%

(1) Includes 6,000 shares subject to outstanding stock options under the Company's Stock Incentive Plan which are presently exercisable.

(2) Includes 10,000 shares subject to outstanding stock options under the Company's Stock Incentive Plan which are presently exercisable. Also includes 60,000 shares of restricted stock awarded pursuant to such Plan.

(3) Includes 12,624 shares subject to outstanding stock options under the Company's Stock Incentive Plan which are presently exercisable. Also includes 45,000 shares of restricted stock awarded pursuant to such Plan.

     Michael D. Walts, Chairman of the Board and President, is the brother-in-law of Theodore H. Wilson, Executive Vice President, Chief Financial Officer and a director. Robert W. Lanum is a partner in the law firm of Stites & Harbison, which serves as the Company's primary counsel. Donald E. Groot is a partner in the accounting firm of Welenken Himmelfarb & Co., which served as the Company's independent accountants from its inception in 1980 to September 1995.

NOMINEE FOR DIRECTOR

     DONALD E. GROOT. Mr. Groot is a director of the Company. He is a partner in the accounting firm of Welenken Himmelfarb & Co. and has been a certified public accountant since 1985.
Mr. Groot served as principal engagement partner for the Company from 1989 until September 1995. Mr. Groot is a member of the Compensation Committee of the Company.

CONTINUING DIRECTORS

     RAYMOND C. HOLLADAY. Mr. Holladay has served as Executive Vice President and Chief Operating Officer of the Company since November 1995. He previously served as Vice President - Marketing from February 1993 to November 1995, and as Vice President - Employee Development from February 1989 to
February 1993. Mr. Holladay has worked in the rental-purchase industry for over 25 years as a store owner, operator and consultant. From 1973 to 1988, he owned and operated ABC Rentals, a chain of rental-purchase stores.

     ROBERT W. LANUM.  Mr. Lanum is a director of the Company.
He is a partner in the law firm of Stites & Harbison and has been admitted to practice law since 1968. His principal areas of practice include corporate, trust and estate and tax law.
Mr. Lanum has represented the Company on legal matters since its inception in 1980. Mr. Lanum is a member of the Audit and Compensation Committees of the Company.

     W. BARRETT NICHOLS. Mr. Nichols is a director of the Company. He is the President and a co-founder of Mesa Food Products, Inc., a producer of frozen and dry Mexican food products. He was previously employed in various capacities with PNC Bank for 20 years, most recently serving as Executive Vice President responsible for all of PNC's banking activities in Kentucky and Indiana. He currently serves as Chairman of the Board of PNC Bank Indiana. Mr. Nichols is a member of the Audit and Compensation Committees of the Company.

     MICHAEL D. WALTS. Mr. Walts is the Chairman of the Board of Directors and President of the Company. He has worked in the rental-purchase industry for over 15 years since founding the Company in 1980. Prior to 1980, Mr. Walts owned and operated Kentuckiana Outfitting Company, a door-to-door weekly installment sales retailer which he acquired in 1964. Kentuckiana Outfitting Company is currently a real estate holding company which, among other things, leases certain properties to the Company. See "Executive Compensation - Certain Transactions."

     THEODORE H. WILSON.  Mr. Wilson has served as Executive Vice
President and Chief Financial Officer of the Company since
November 1995. He previously served as Vice President - Finance and Administration for over ten years.

MEETINGS OF THE BOARD

     The Board of Directors met four times during fiscal 1996.
All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Compensation and Audit
Committees. The Board of Directors has no nominating committee, or committee performing a similar function.

     The Audit Committee consists of Messrs. Lanum and Nichols and is responsible for establishing and monitoring compliance with the Company's audit policies. The Audit Committee also reviews the scope of the Company's annual audit performed by the Company's independent accountants and monitors the implementation of recommendations or corrective measures disclosed in the independent accountants' audit report. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate. The Audit Committee met once in fiscal 1996. The Compensation Committee consists of Messrs. Lanum, Groot and Nichols and reviews and recommends compensation arrangements for all officers of the Company. The Compensation Committee is also responsible for the design, implementation and administration of the Company's incentive compensation plans. The Compensation Committee held no meetings in fiscal 1996.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company ("Nonemployee Directors") receive $2,000 for each meeting of the Board of Directors that they attend and $500 for attending a meeting of a committee of the Board. In addition, all directors are reimbursed for travel and lodging expenses incurred in connection with their attendance at Board, shareholder and committee meetings. Nonemployee Directors are entitled to receive nondiscretionary awards of stock options under the Stock Incentive Plan. The Company has entered into agreements with all directors pursuant to which the Company has agreed to indemnify them against certain claims arising out of their service as directors. Directors are also entitled to the protection of certain indemnification provisions in the Articles of Incorporation and Bylaws.

     Immediately following completion of the Company's initial public offering on January 23, 1996, each Nonemployee Director as of such date automatically received nonqualified options to purchase 5,000 shares of Common Stock at an exercise price equal to $14.00 per share, the initial public offering price. Any other Nonemployee Director who is subsequently elected to serve as such after the completion of the offering will as of the date of such election automatically receive options to purchase 5,000 shares of Common Stock at a price equal to the fair market value of such stock on the date such options are granted. These initial option grants became or will become fully vested twelve months following completion of this offering or subsequent election, as the case may be. Beginning January 1, 1997, automatic annual awards of fully-vested stock options will be made to each Nonemployee Director in each of the five years following the initial option grant providing for the purchase of 1,000 shares of Common Stock at a price equal to the fair market value of such shares on the date such options are granted.

                     EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth summary compensation information for the fiscal years ended December 31, 1996, 1995 and 1994, paid or awarded by the Company to, or accrued for the benefit of, the Company's chief executive officer and each other executive officer of the Company whose total annual salary and bonus exceeded $100,000.

                                               SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                          Annual Compensation                Compensation
                                 ------------------------------------  -------------------------
                                                                                     Securities
                                                                                     Underlying
                                                            Other      Restricted   Stock Option
    Name and                                                Annual       Stock         Awards      All Other
Principal Position         Year   Salary      Bonus      Compensation    Awards      (# shares)   Compensation
------------------         ----   ------      -----      ------------  ----------   ------------  ------------

Michael D. Walts ........  1996  $265,000   $263,000          (2)           0             0
  Chairman of the Board    1995   473,600    205,000(2)    $57,651(2)       0             0        $38,790(4)
  and President            1994   473,600    205,000          (2)           0             0         47,338(4)

Raymond C. Holladay .....  1996   182,000     47,000          (2)      $840,000(3)     10,000
  Executive Vice President 1995   110,000     52,566          (2)           0             0         28,150(5)
  and Chief Operating      1994   110,000     36,476          (2)           0             0         37,534(5)
  Officer

Theodore H. Wilson ......  1996   129,000     17,000          (2)       630,000(3)     12,624
  Executive Vice President
  and Chief Financial
  Officer

---------------

(1) Represents bonus compensation accrued by the Company in 1995. This amount was paid in January 1996.

(2) In addition to salary and bonus amounts, the named executive officers received certain personal benefits from the Company during each of the years presented. The amount disclosed for Mr. Walts in 1995 includes approximately $15,245 for personal use of Company-owned automobiles and the Company's cost (approximately $42,406) of purchasing certain automobiles for Mr. Walts. The aggregate amount of such benefits received by each of the named executive officers in each of the other years included in the summary compensation table did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such officer for that year.

(3) Represents the dollar value of restricted stock awarded under the Company's Stock Incentive Plan. A total of 60,000 and 45,000 shares were awarded to Messrs. Holladay and Wilson, respectively, effective upon completion of the Company's initial public offering. The shares are valued at the initial public offering price of $14.00 per share. All of these restricted shares will vest on January 23, 2003, or if sooner, immediately upon death, disability or a change in control of the Company. The holders of the restricted shares will be entitled to receive dividends, if any, at the same rate as paid to all shareholders. As of December 31, 1996, based upon the closing price for the Common Stock of $10.625 per share on that date, Mr. Holladay held a total of 60,000 restricted shares having a then market value of $637,500, and Mr. Wilson held a total of 45,000 restricted shares having a then market value of $478,125.

(4) Includes the Company's expense under an executive deferred compensation arrangement with Mr. Walts. This arrangement was terminated effective September 30, 1995. Mr. Walts received a lump sum distribution of $305,729 from his deferred compensation account in 1995. Also includes a premium payment by the Company of $2,338 in 1994 and $2,534 in 1995 on a life insurance policy maintained for the benefit of Mr. Walts.

(5) Represents the Company's expense under an executive deferred compensation arrangement with Mr. Holladay. This arrangement was terminated effective September 30, 1995.
     Mr. Holladay received a lump sum distribution of $147,906 from his deferred compensation account in 1995.

STOCK INCENTIVE PLAN

     In November 1995, the Board of Directors of the Company adopted, and the shareholders approved, the Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to further the interests of the Company by providing eligible employees with an additional incentive to increase the value of the Company's stock by granting such employees a stake in the future of the Company. A total of 450,000 shares of Common Stock have been reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Stock Incentive Plan authorizes the Committee to grant, in its discretion, stock options, stock appreciation rights, restricted stock, nonrestricted stock or any combination thereof to employees of the Company. The following table presents certain information regarding stock options granted during fiscal 1996 to each of the executive officers of the Company pursuant to the Stock Incentive Plan.

                    OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS(1)
                            ---------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                            NUMBER OF                                                        VALUE AT ASSUMED
                           SECURITIES      % OF TOTAL                                      ANNUAL RATES OF STOCK
                           UNDERLYING        OPTIONS                                        PRICE APPRECIATION
                             OPTIONS       GRANTED TO       EXERCISE                          FOR OPTION TERM
                             GRANTED      EMPLOYEES IN        PRICE       EXPIRATION      -----------------------
      NAME                 (# SHARES)     FISCAL YEAR     ($/SHARE)(2)       DATE             5%           10%
      ----                 ----------     ------------    ------------    ----------      ---------     ---------

Michael D. Walts .........     0               0               --             --              --            --

Raymond C. Holladay ......   10,000           9.78%           14.00         1/23/06        $ 88,045      $223,124

Theodore H. Wilson .......   12,624          12.34%           14.00         1/23/06         111,148       281,672

---------------

(1) Options granted in 1996 to each of the named individuals became exercisable immediately upon grant.

(2) Option grants to each of the named individuals became effective concurrently with the Company's initial public offering at an exercise price per share equal to the initial public offering price of the underlying shares of Common
     Stock.

     As of December 31, 1996, the total number of shares of Common Stock underlying stock options held by each of the executive officers of the Company were as follows: Michael D. Walts, none; Raymond C. Holladay, 10,000; and Theodore H. Wilson, 12,624. All of these options are currently exercisable. As of December 31, 1996, none of these options were in-the-money.

EXECUTIVE BENEFIT PLANS

     KEY EXECUTIVE LIFE INSURANCE. The Company and Michael D. Walts currently maintain a life insurance policy on Mr. Walts. The Company is a beneficiary of such policy to the extent the death benefit does not exceed $200,000. Mr. Walts has designated other beneficiaries in the event the death benefit exceeds $200,000. Mr. Walts owns the cash value of such policy.

     LONG-TERM DISABILITY AND SALARY CONTINUATION PLANS. The Company maintains a long-term disability insurance plan for the benefit of certain management employees, excluding Michael D. Walts, who have completed six months of continuous service. This plan provides that eligible employees who become disabled will receive payments for a specified term equal to a percentage of their salaries. The Company provides a management salary continuation plan to certain executive officers who have completed six months of continuous service. For all covered employees except Michael D. Walts, the Company self-insures the first 13 weeks of disability benefits under the plan and maintains insurance for all benefit periods thereafter. The Company maintains a long-term disability plan for Mr. Walts which provides for annual payments of 100% of his salary.

     401(K) PLAN. The Company's 401(k) plan was adopted by the Company effective as of January 1, 1996. All active employees of the Company who are 21 years of age are eligible to participate in the 401(k) plan upon the completion of one year of service. The 401(k) plan assets are held in trust for the benefit of the employee participants pursuant to an agreement with Lincoln National Life Insurance Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until November 1995, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers for fiscal 1995 were made by Michael D. Walts, the Company's Chairman of the Board and President. In November 1995, the Board of Directors established a Compensation Committee, consisting of Robert W. Lanum, Donald E. Groot and W. Barrett Nichols. None of the members of the Compensation Committee at any time during the last fiscal year served as an officer of, or was employed by, the Company. Furthermore, none of the executive officers of the Company currently serves as a director or member of the compensation committee of another entity or of any other committee of the board of directors of another entity performing similar functions. Mr. Lanum is a partner in the law firm of Stites & Harbison, which serves as the Company's primary counsel.

CERTAIN TRANSACTIONS

     The Company leases its corporate office building, located in New Albany, Indiana, from Kentuckiana Outfitting Company ("Kentuckiana"), a corporation owned by Michael D. Walts, the Chairman of the Board, President and the principal shareholder of the Company. The rent under this lease is payable in monthly installments of $8,300 per month, for an aggregate annual rent of $99,610. The ten-year term of this lease expires December 31, 2004. The Company also leases a store location in Louisville, Kentucky, from Kentuckiana. The rent under this lease is payable in monthly installments of $2,200, for an aggregate annual rent of $26,400. The ten-year term of this lease expires December 31, 2004.

     In connection with a life insurance policy insuring the life of Mr. Walts, the Company has made a loan to Mr. Walts each year beginning in 1988. Mr. Walts has used the proceeds of these loans to pay his portion of the annual premium due under such policy. Interest on each such loan has been calculated at the prevailing applicable federal rate. The balance outstanding as of December 31, 1995, was approximately $64,000.

     Prior to the Company's initial public offering, Mr. Walts and his wife guaranteed the Company's indebtedness under its bank loan agreement. These guarantees were released in February 1996 in connection with an amendment to such loan agreement.

     The Board of Directors has adopted a policy that any transaction between the Company and any of its officers, directors or principal shareholders or affiliates thereof, must be on terms no less favorable than those which could be obtained from unaffiliated parties and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors will be responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's executive compensation program. Until November 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions regarding the compensation of executive officers for all years prior to fiscal 1996 were made by Michael D. Walts, the Company's Chairman of the Board and President. In preparation for the Company's initial public stock offering, the Board of Directors established a Compensation Committee in November 1995, consisting of Robert W. Lanum, Donald E. Groot and W. Barrett Nichols. None of the members of the Committee are officers or employees of the Company.

COMPENSATION POLICY

          As a newly public company, the Committee recognizes that some period of time will be necessary to establish fully its long-range compensation philosophy and objectives. Nevertheless, the Committee has adopted the following general principles and objectives which it considered in establishing executive compensation levels for 1996 and which will guide future compensation decisions:

     -- The Company's compensation programs should be designed to attract and retain highly qualified executives who will be critical to the Company's long-term success;

     -- A meaningful portion of the executive's total compensation should bear a direct relationship to the operating performance and profitability of the Company;

     -- Executives should be recognized and rewarded for high performance and extraordinary results; and

     -- Incentive compensation arrangements should provide executives with an opportunity to acquire a direct ownership interest in the Company and motivate them to build shareholder value by aligning their personal interests with shareholder interests.

EXECUTIVE COMPENSATION PROGRAM

          The Committee believes that a meaningful portion of the compensation paid to executive officers should relate to both the short term and long term profitability of the Company.
Therefore, the executive officers' compensation program is composed of base salary, bonus and long term incentive compensation.

          BASE SALARY AND BONUS. Base salaries for 1996 were adjusted from prior years to reflect what, in the Committee's judgment, were appropriate for executive officers of a newly-public company. The Committee considered a number of subjective factors in determining appropriate base salaries for 1996, including historical compensation levels, the range of compensation paid to executive officers of other publicly-traded rental-purchase companies as well as companies of similar size and market capitalization outside the rental-purchase industry, and the general level of compensation paid to executive officers of other area public companies. The Committee also consulted with the Company's financial and legal advisors regarding appropriate salary levels for a newly-public company. None of these criteria were assigned any specific numerical weighting or otherwise considered to be any more or less important than other factors. The group of industry companies considered by the Committee included the three companies comprising the peer group used for stock performance comparisons under the caption "Performance Graph" appearing elsewhere in this Proxy Statement.

          Each of the Company's three executive officers (including the Chairman of the Board and President) participate in annual cash bonus arrangements based upon a specified percentage of net income. The individual bonus percentages for 1996 were established by the Committee based upon each officer's level of responsibility within the Company and his contributions toward improving operating performance and profitability. The bonus percentages will be reviewed annually by the Committee and may be adjusted in accordance with these factors or others that the Committee determines to be relevant at the time.

          The Committee believes that the bonus portion of the executive compensation program is effective in motivating the executive officers of the Company to improve the current profitability of the Company. The Committee also believes that an adequate base salary is necessary to retain effective executive officers and to discourage management decisions which might improve short term profitability but may not always be in the long term best interest of the Company. In the future, the Committee expects that it will place increasingly greater emphasis on the bonus component of annual compensation as a means of motivating the executive officers to continue to improve profitability.

          LONG-TERM INCENTIVES. The Committee believes that, in addition to the annual cash bonus arrangements, it is appropriate for the Company to provide long term incentive awards to motivate the executive officers to improve long term profitability. In recognition of their past contributions to the Company's growth and their importance to the Company's future performance, the Committee awarded stock options and restricted stock to two of the executive officers under the Company's Stock Incentive Plan. These awards became effective in January 1996 concurrently with the completion of the Company's initial public offering.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          Compensation arrangements for Michael D. Walts, Chairman of the Board and President, were also adjusted in 1996 from prior years to make his total cash compensation more performance-based. The Committee considered the same comparative factors described above in determining Mr. Walts' annual compensation for 1996. The Committee also noted the significant gains in the Company's operating performance from 1994 to 1995, including the substantial growth in revenues and number of stores generated from the Company's 1994 and 1995 acquisitions.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

          Section 162(m) of the Internal Revenue Code, added as part of the Omnibus Budget Reconciliation Act of 1993, imposes a limitation on deductions that can be taken by a publicly held corporation for compensation paid to certain of its executives. Under Section 162(m), a deduction is denied for compensation paid in a tax year beginning on or after January 1, 1994, to a corporation's chief executive officer or any of its other four most highly compensated officers to the extent that such compensation exceeds $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

          The Committee's current policy with respect to the
Section 162(m) limitations is to preserve the federal income tax deductibility of executive compensation payments when it is appropriate and in the best interests of the Company and its shareholders. For the foreseeable future, the Committee does not expect Section 162(m) to have any practical effect on the Company's compensation program. However, the Committee reserves the right to approve the payment of nondeductible compensation in the future if it deems such payment to be appropriate.

                              COMPENSATION COMMITTEE


                              Robert W. Lanum, Chairman
                              Donald E. Groot
                              W. Barrett Nichols

                        PERFORMANCE GRAPH

          The following performance graph compares the performance of the Company's Common Stock to the Nasdaq U.S. Market Index and to a peer group for each calendar quarter in the period commencing January 23, 1996 (the date of the Company's initial public offering) and ending December 31, 1996. Since there is no nationally recognized industry index consisting of rental-purchase companies to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of three companies which represent the other public companies in the industry -- Aaron Rents, Inc., Renters Choice, Inc. and Rent-Way, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 22, 1996 and that all dividends were reinvested.


              COMPARISON OF CUMULATIVE TOTAL RETURN
              FOR THE YEAR ENDED DECEMBER 31, 1996

     ALRENCO, INC., NASDAQ U.S. MARKET INDEX AND PEER GROUP

                                         MEASUREMENT PERIOD
                                     (QUARTERLY PERIOD COVERED)
                          ------------------------------------------------
                          1/23/96     3/96      6/96       9/96      12/96
                          -------     ----      ----       ----      -----
Alrenco, Inc.               $100      $107      $124       $145      $73
Nasdaq U.S. Market Index    $100      $107      $116       $120      $126
Peer Group                  $100      $111      $155       $127      $102

Values are presented as of the last day of each quarterly period.

         ITEM II.  RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Grant Thornton LLP has audited the accounts of the Company since 1995. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board of Directors. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The selection of Grant Thornton LLP will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.


                      SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices in New Albany, Indiana on or before December 12, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

     In addition, the Company's Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the secretary of the Company no earlier than 90, nor later than 60, days before an Annual Meeting, and must contain the information prescribed by the Bylaws, copies of which are available from the secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in the Company's proxy statement.


                          OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

                              By Order of the Board of Directors


                              WILLIAM R. HAESELEY, SECRETARY

New Albany, Indiana
April 11, 1997

PROXY

                            ALRENCO, INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Michael D. Walts and Raymond C. Holladay, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock of Alrenco, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 14, 1997, at 10:00 A.M. EST, at The Jefferson Club, 2900 Citizens Plaza, 500 West Jefferson Street, Louisville, Kentucky, and at any and all adjournments thereof.

     The Board of Directors recommends a vote FOR each of the following proposals:

     1.   ELECTION OF DIRECTORS

          [ ]  FOR the nominee listed      [ ]  WITHHOLD AUTHORITY
               below (except as marked          to vote for the
               to the contrary below)           nominee listed below

          NOMINEE:   Donald E. Groot

     2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 1997.

          [ ]  FOR       [ ]  AGAINST   [ ]  ABSTAIN

     3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

       THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

--     --     --     --     --     --     --     --     --     --

     THE PROXIES SHALL VOTE SUCH SHARES AS SPECIFIED HEREIN. IF A CHOICE IS NOT SPECIFIED, THEY SHALL VOTE FOR THE ELECTION OF THE
NOMINEE FOR DIRECTOR AND IN FAVOR OF PROPOSAL 2.

                         Dated:                                , 1997
                                -------------------------------



                         --------------------------------------------
                         Signature



                         --------------------------------------------
                         Signature

                         Name(s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

             PLEASE DATE, SIGN AND RETURN THIS PROXY
              PROMPTLY IN THE ACCOMPANYING ENVELOPE